Exhibit 5.1

[Hogan Lovells US LLP Letterhead]

January 18, 2012

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to 2,990,000 shares (including 390,000 shares subject to an overallotment option) of the Company’s 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Shares”), all of which Series B Preferred Shares are to be sold by the Company pursuant to a prospectus supplement dated January 13, 2012 and the accompanying prospectus dated November 4, 2010 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-170333) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Series B Preferred Shares will not be issued in violation of the ownership limits contained in the Company’s Articles of Amendment and Restatement of Incorporation and the Articles Supplementary thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Series B Preferred Shares pursuant to the terms of the Underwriting Agreement, dated January 13, 2012, by and among the Company and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters listed on Schedule 1 attached thereto, and (ii) receipt by the Company of the consideration for the Series B Preferred Shares specified in the resolutions of the Board of Directors of the Company, the Pricing Committee of the Board of Directors of the Company and the Director, President and Chief Executive Officer of the Company, the Series B Preferred Shares will be validly issued, fully paid, and nonassessable.

Board of Directors

DuPont Fabros Technology, Inc.

January 18, 2012

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Series B Preferred Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP